Citigroup Global Markets Holdings Inc.	January 7, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH1860 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Autocallable Securities Linked to the Worst Performing of the STOXX® Europe 600 Banks Index, the iShares® MSCI Emerging Markets ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF Due January 12, 2023

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on a periodic basis on the terms described below. Your return on the securities will depend solely on the performance of the worst performing of the underlyings specified below.

▪	The securities offer the potential for automatic early redemption at a premium following the first valuation date (other than the final valuation date) on which the closing value of the worst performing underlying on that valuation date is greater than or equal to its initial underlying value. If the securities are not automatically redeemed prior to maturity, the securities will provide for a return of the principal amount plus a premium at maturity if the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its trigger value. However, if the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performing underlying on the final valuation date is less than its trigger value, you will incur a significant loss at maturity and will have full downside exposure to the depreciation of the worst performing underlying on the final valuation date from its initial underlying value to its final underlying value.

▪	You will be subject to risks associated with each of the underlyings and will be negatively affected by adverse movements in any one of the underlyings. Although you will have downside exposure to the worst performing underlying, you will not receive dividends or participate in any appreciation of any of the underlyings.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:

Underlying	Initial underlying value*	Trigger value**
STOXX® Europe 600 Banks Index	136.38	81.828
iShares® MSCI Emerging Markets ETF	$39.78	$23.868
SPDR® S&P® Oil & Gas Exploration & Production ETF	$29.61	$17.766
* For each underlying, its closing value on the pricing date ** For each underlying, 60% of its initial underlying value

Stated principal amount:	$1,000 per security
Pricing date:	January 7, 2019
Issue date:	January 14, 2019
Valuation dates:	January 7, 2020, January 7, 2021, January 7, 2022 and January 9, 2023 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, January 12, 2023
Automatic early redemption:	If, on any valuation date prior to the final valuation date, the closing value of the worst performing underlying on that valuation date is greater than or equal to its initial underlying value, the securities will be automatically redeemed on the fifth business day immediately following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not receive the premium applicable to any later valuation date.
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity, for each security you then hold, an amount in cash equal to:

▪  If the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its trigger value: $1,000 + the premium applicable to the final valuation date

▪  If the final underlying value of the worst performing underlying on the final valuation date is less than its trigger value:

$1,000 + ($1,000 × the underlying return of the worst performing underlying on the final valuation date)

If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performing underlying on the final valuation date is less than its trigger value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

Final underlying value:	For each underlying, its closing value on the final valuation date
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000	—	$1,000
Total:	$3,076,000	—	$3,076,000

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $988.40 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will pay selected dealers a structuring fee of up to $4 for each security sold in this offering. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-07 dated June 15, 2018	Underlying Supplement No. 7 dated July 16, 2018

Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Premium:

The premium applicable to each valuation date will be the percentage of the stated principal amount indicated below. The premium may be significantly less than the appreciation of any underlying from the pricing date to the applicable valuation date.

•       January 7, 2020:      18.60% of the stated principal amount

•       January 7, 2021:       37.20% of the stated principal amount

•       January 7, 2022:       55.80% of the stated principal amount

•       January 9, 2023:       74.40% of the stated principal amount

Underlying return:	For each underlying on any valuation date, (i) its closing value on that valuation date minus its initial underlying value, divided by (ii) its initial underlying value
Worst performing underlying:	For any valuation date, the underlying with the lowest underlying return determined as of that valuation date
CUSIP / ISIN:	17326Y6B7 / US17326Y6B77

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to each underlying. The accompanying underlying supplement contains information about the underlyings that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The “closing value” of an underlying on any date is (i) in the case of an underlying that is an underlying index, its closing level on such date and (ii) in the case of an underlying that is an underlying ETF, the closing price of its underlying shares on such date, as provided in the accompanying product supplement. The “underlying shares” of an underlying ETF are its shares that are traded on a U.S. national securities exchange. Please see the accompanying product supplement for more information.

Multiple Exchange Index. The STOXX® Europe 600 Banks Index is a multiple exchange index for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions—Certain Alternative Definitions for Multiple Exchange Indices” in the accompanying product supplement.

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Citigroup Global Markets Holdings Inc.

Payout Table and Diagram

The table below illustrates how the amount payable per security upon automatic early redemption will be calculated if the closing value of the worst performing underlying on any valuation date prior to the final valuation date is greater than or equal to its initial underlying value.

If the first valuation date (other than the final valuation date) on which the closing value of the worst performing underlying on that valuation date is greater than or equal to its initial underlying value is . . .	. . . then you will receive the following payment per $1,000 security upon automatic early redemption:
January 7, 2020	$1,000 + applicable premium = $1,000 + $186 = $1,186
January 7, 2021	$1,000 + applicable premium = $1,000 + $372 = $1,372
January 7, 2022	$1,000 + applicable premium = $1,000 + $558 = $1,558

If, on any valuation date prior to the final valuation date, the closing value of any underlying is greater than or equal to its initial underlying value, but the closing value of any other underlying is less than its initial underlying value, you will not receive the premium indicated above following that valuation date. In order to receive the premium indicated above, the closing value of each underlying on the applicable valuation date must be greater than or equal to its initial underlying value.

The diagram below illustrates the payment at maturity of the securities, assuming the securities have not previously been automatically redeemed, for a range of hypothetical underlying returns of the worst performing underlying on the final valuation date. Your payment at maturity will be determined solely based on the performance of the worst performing underlying on the final valuation date, regardless of the performance of any other underlying.

Investors in the securities will not receive any dividends with respect to the underlyings. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlyings” below.

Payment at Maturity
■ The Securities ■ The Worst Performing Underlying

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Citigroup Global Markets Holdings Inc.

Hypothetical Examples of the Payment at Maturity

The examples below illustrate how to determine the payment at maturity on the securities, assuming the securities are not automatically redeemed prior to maturity. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying values or trigger values of the underlyings. For the actual initial underlying values and trigger values, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial underlying value and trigger value of each underlying, and not the hypothetical values indicated below.

Underlying	Hypothetical initial underlying value	Hypothetical trigger value
STOXX® Europe 600 Banks Index	100	60 (60% of its hypothetical initial underlying value)
iShares® MSCI Emerging Markets ETF	$100	$60 (60% of its hypothetical initial underlying value)
SPDR® S&P® Oil & Gas Exploration & Production ETF	$100	$60 (60% of its hypothetical initial underlying value)

The examples below are intended to illustrate how, if the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performing underlying on the final valuation date. Your actual payment at maturity per security will depend on the actual final underlying value of the worst performing underlying on the final valuation date.

Example 1—Upside Scenario.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
STOXX® Europe 600 Banks Index	90	-10%
iShares® MSCI Emerging Markets ETF	$110	10%
SPDR® S&P® Oil & Gas Exploration & Production ETF	$120	20%

In this example, the STOXX® Europe 600 Banks Index has the lowest underlying return and is, therefore, the worst performing underlying on the final valuation date. Because the final underlying value of the worst performing underlying on the final valuation date is greater than its trigger value, you would receive at maturity the stated principal amount of $1,000 per security plus a premium of $744.

Example 2—Downside Scenario.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
STOXX® Europe 600 Banks Index	105	5%
iShares® MSCI Emerging Markets ETF	$30	-70%
SPDR® S&P® Oil & Gas Exploration & Production ETF	$80	-20%

In this example, the iShares® MSCI Emerging Markets ETF has the lowest underlying return and is, therefore, the worst performing underlying on the final valuation date. Because the final underlying value of the worst performing underlying on the final valuation date is less than its trigger value, you would receive a payment at maturity per security that is significantly less than the stated principal amount, calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the underlying return of the worst performing underlying on the final valuation date)

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Citigroup Global Markets Holdings Inc.

= $1,000 + ($1,000 × -70%)

= $1,000 + -$700

= $300

In this example, you would incur a significant loss at maturity and would have full downside exposure to the depreciation of the worst performing underlying on the final valuation date from its initial underlying value to its final underlying value.

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Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally. Citigroup Inc. will release quarterly earnings on January 14, 2019, which is after the pricing date but on the issue date of these securities.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performing underlying on the final valuation date. If the final underlying value of the worst performing underlying on the final valuation date is less than its trigger value, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing underlying has declined from its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	Your potential return on the securities is limited. Your potential return on the securities is limited to the applicable premium payable upon automatic early redemption or at maturity, as described on the cover page of this pricing supplement. If the closing value of the worst performing underlying on one of the valuation dates prior to the final valuation date is greater than or equal to its initial underlying value, or if the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its trigger value, you will be repaid the stated principal amount of your securities and will receive the fixed premium applicable to that valuation date, regardless of how significantly the closing value of the worst performing underlying on that valuation date may exceed its initial underlying value. Accordingly, any premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in any or all of the underlyings.

▪	The securities do not pay interest. You should not invest in the securities if you seek current income during the term of the securities.

▪	The securities are subject to heightened risk because they have multiple underlyings. The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the securities.

▪	The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected. The securities are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the worst performing underlying alone. Instead, you are subject to the full risks of whichever of the underlyings is the worst performing underlying.

▪	You will not benefit in any way from the performance of any better performing underlying. The return on the securities depends solely on the performance of the worst performing underlying, and you will not benefit in any way from the performance of any better performing underlying.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. It is impossible to predict what the relationship between the underlyings will be over the term of the securities. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

▪	The securities may be automatically redeemed prior to maturity, limiting the term of the securities. If the closing value of the worst performing underlying on any valuation date (other than the final valuation date) is greater than or equal to its initial underlying value, the securities will be automatically redeemed. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not receive the premium applicable to any later valuation date. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

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Citigroup Global Markets Holdings Inc.

▪	The securities offer downside exposure to the worst performing underlying, but no upside exposure to any underlying. You will not participate in any appreciation in the value of any underlying over the term of the securities. Consequently, your return on the securities will be limited to the applicable premium payable upon an automatic early redemption or at maturity and may be significantly less than the return on any underlying over the term of the securities.

▪	You will not receive dividends or have any other rights with respect to the underlyings. You will not receive any dividends with respect to the underlyings. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlyings or the stocks included in the underlyings.

▪	The performance of the securities will depend on the closing values of the underlyings solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. Whether the securities will be automatically redeemed prior to maturity will depend on the closing values of the underlyings solely on the valuation dates (other than the final valuation date), regardless of the closing values of the underlyings on other days during the term of the securities. If the securities are not automatically redeemed prior to maturity, what you receive at maturity will depend solely on the closing value of the worst performing underlying on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the underlyings on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. You should understand that the closing value of each underlying has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

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Citigroup Global Markets Holdings Inc.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of the closing values of the underlyings, the correlation between the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The STOXX® Europe 600 Banks Index is subject to risks associated with non-U.S. markets. Foreign equity securities involve risks associated with the securities markets in foreign countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. There is also generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The STOXX® Europe 600 Banks Index is subject to risks associated with the financial services industry. All of the stocks included in the STOXX® Europe 600 Banks Index are issued by companies whose primary line of business is directly associated with the financial services sector. Financial services companies are subject to extensive government regulation which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the sector.

▪	The performance of the STOXX® Europe 600 Banks Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The STOXX® Europe 600 Banks Index is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the STOXX® Europe 600 Banks Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the securities, the performance of the STOXX® Europe 600 Banks Index as measured for purposes of the securities will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the stocks included in the STOXX® Europe 600 Banks Index.

▪   The iShares® MSCI Emerging Markets ETF is subject to risks associated with emerging markets. The stocks included in the iShares® MSCI Emerging Markets ETF have been issued by companies in various foreign emerging markets. Foreign equity securities involve risks associated with the securities markets in foreign countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. There is also generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Stocks issued by companies in emerging markets may be subject to heightened risks, including risks of relatively unstable governments, nationalization of businesses, restrictions on foreign

PS-8

Citigroup Global Markets Holdings Inc.

ownership, prohibitions on the repatriation of assets and less protection of property rights. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially increasing price volatility. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	Fluctuations in exchange rates will affect the closing value of the iShares® MSCI Emerging Markets ETF. Because the iShares® MSCI Emerging Markets ETF includes stocks that trade outside the United States and the closing value of the iShares® MSCI Emerging Markets ETF is based on the U.S. dollar value of those stocks, the iShares® MSCI Emerging Markets ETF is subject to currency exchange rate risk with respect to each of the currencies in which such stocks trade. Exchange rate movements may be volatile and may be driven by numerous factors specific to the relevant countries, including the supply of, and the demand for, the applicable currencies, as well as government policy and intervention and macroeconomic factors. Exchange rate movements may also be influenced significantly by speculative trading. In general, if the U.S. dollar strengthens against the currencies in which the stocks included in the iShares® MSCI Emerging Markets ETF trade, the closing value of the iShares® MSCI Emerging Markets ETF will be adversely affected for that reason alone.

▪	The SPDR® S&P® Oil & Gas Exploration & Production ETF is subject to concentrated risks associated with the oil and gas exploration and production industry. The stocks included in the index underlying the SPDR® S&P® Oil & Gas Exploration & Production ETF and that are generally tracked by the SPDR® S&P® Oil & Gas Exploration & Production ETF are stocks of companies whose primary business is associated with the exploration and production of oil and gas. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

o	employment levels and job growth;

o	worldwide and domestic supplies of, and demand for, oil and gas;

o	the cost of exploring for, developing, producing, refining and marketing oil and gas;

o	consumer confidence;

o	changes in weather patterns and climatic changes;

o	the ability of the members of Organization of Petroleum Exporting Countries and other oil and gas producing nations to agree to and maintain production levels;

o	the price and availability of alternative and competing fuels;

o	domestic and foreign governmental regulations and taxes;

o	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

o	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of the underlying shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF to decline during the term of the securities.

▪	Our offering of the securities is not a recommendation of any underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans,

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Citigroup Global Markets Holdings Inc.

making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risks Relating to the Securities—Risks Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	In the case of an underlying that is an underlying ETF, even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by an underlying that is an underlying ETF unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of the underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of the underlying by the amount of the dividend per share. If an underlying that is an underlying ETF pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	In the case of an underlying that is an underlying ETF, the securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	In the case of an underlying that is an underlying ETF, the securities may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of the underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares are delisted, the calculation agent may select a successor underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

▪	In the case of an underlying that is an underlying ETF, the value and performance of the underlying shares may not completely track the performance of the underlying index that the underlying seeks to track or the net asset value per share of the underlying. In the case of an underlying that is an underlying ETF, the underlying does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying and its underlying index. In addition, corporate actions with respect to the equity securities held by the underlying (such as mergers and spin-offs) may impact the variance between the performance of the underlying and its underlying index. Finally, because the underlying shares are traded on an exchange and are subject to market supply and investor demand, the closing value of the underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, securities included in the underlying’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the closing value of the underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

▪	Changes that affect the underlyings may affect the value of your securities. The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

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▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Information About the STOXX® Europe 600 Banks Index

The STOXX® Europe 600 Banks Index is a free-float market capitalization index that currently includes 48 stocks from the banks supersector of the STOXX® Europe 600 Index, which contains the 600 largest stocks by free float market capitalization traded on the major exchanges of 17 European countries. It is calculated and maintained by STOXX Limited.

Please refer to the section “Description of the STOXX® Europe 600 Banks Index” in this pricing supplement for additional information.

We have derived all information regarding the STOXX® Europe 600 Banks Index from publicly available information and have not independently verified any information regarding the STOXX® Europe 600 Banks Index. This pricing supplement relates only to the securities and not to the STOXX® Europe 600 Banks Index. We make no representation as to the performance of the STOXX® Europe 600 Banks Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the STOXX® Europe 600 Banks Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the STOXX® Europe 600 Banks Index on January 7, 2019 was 136.38.

The graph below shows the closing value of the STOXX® Europe 600 Banks Index for each day such value was available from January 2, 2008 to January 7, 2019. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

STOXX® Europe 600 Banks Index – Historical Closing Values January 2, 2008 to January 7, 2019

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Description of the STOXX® Europe 600 Banks Index

All information contained in this pricing supplement regarding the STOXX® Europe 600 Banks Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, STOXX Limited. The STOXX® Europe 600 Banks Index is calculated, maintained and published by STOXX Limited. STOXX Limited has no obligation to continue to publish, and may discontinue publication of, the STOXX® Europe 600 Banks Index.

The STOXX® Europe 600 Banks Index is calculated in euros and is reported by Bloomberg L.P. under the ticker symbol “SX7P.”

The STOXX® Europe 600 Banks Index was created by STOXX Limited, a wholly owned subsidiary of Deutsche Börse AG. Publication of the STOXX® Europe 600 Banks Index began on June 15, 1998, based on an initial STOXX® Europe 600 Banks Index value of 100 at December 31, 1991.

Index Composition

The STOXX® Europe 600 Banks Index is one of 19 STOXX® Europe 600 Supersector indices that compose the STOXX® Europe 600 Index. The STOXX® Europe 600 Index contains the 600 largest stocks by free float market capitalization traded on the major exchanges of 17 European countries. Each of the 19 STOXX® Europe 600 Supersector indices contain the companies of the STOXX® Europe 600 Index that fall within the relevant supersector, determined by reference to the Industry Classification Benchmark (“ICB”), an international system for categorizing companies that is maintained by FTSE International Limited.  The STOXX® Europe 600 Banks Index includes companies in the banks supersector, which tracks companies providing a broad range of financial services, including retail banking, loans and money transmissions.

The composition of each of the STOXX® Europe 600 Supersector indices is reviewed quarterly, based on the closing stock data on the last trading day of the month following the implementation of the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day.

The STOXX® Europe 600 Index is also reviewed on an ongoing basis, and any changes affecting the STOXX® Europe 600 Index are also applied to the relevant STOXX® Europe 600 Supersector index. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the STOXX® Europe 600 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

The free float factors and weighting cap factors for each component stock used to calculate the STOXX® Europe 600 Supersector indices, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. All components of the STOXX® Europe 600 Banks Index are subject to a 30% cap for the largest company and a 15% cap for the second-largest company. The weighting cap factors are published on the second Friday of the quarter, one week prior to quarterly review, implementation and calculated using Thursday’s closing prices.  In addition, an intra-quarter capping will be triggered if the largest company exceeds 35% or the second largest exceeds 20%.

Index Calculation

The STOXX® Europe 600 Banks Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the STOXX® Europe 600 Banks Index value at any time can be expressed as follows:

Index =	free float market capitalization of the STOXX® Europe 600 Banks Index
Divisor

The “free float market capitalization of the STOXX® Europe 600 Banks Index” is equal to the sum of the products of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the STOXX® Europe 600 Banks Index is being calculated.

The divisor for the STOXX® Europe 600 Banks Index is adjusted to maintain the continuity of the STOXX® Europe 600 Banks Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

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(1) Special cash dividend:

Cash distributions that are outside the scope of the regular dividend policy or that the company defines as an extraordinary distribution

Adjusted price = closing price – dividend announced by the company × (1 – withholding tax if applicable)

Divisor: decreases

(2) Split and reverse split: Adjusted price = closing price × A / B New number of shares = old number of shares × B / A Divisor: unchanged

(3) Rights offering:

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

In case the share increase is greater than or equal to 100% (B / A ≥ 1), the adjustment of the shares and weight factors are delayed until the new shares are listed.

Adjusted price = (closing price × A + subscription price × B) / (A + B)

New number of shares = old number of shares × (A + B)/ A

Divisor: increases

(4) Stock dividend: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: unchanged	(5) Stock dividend (from treasury stock): Adjusted only if treated as extraordinary dividend. Adjusted close = close – close × B / (A + B) Divisor: decreases
(6) Stock dividend of another company: Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases

(7) Return of capital and share consolidation:

Adjusted price = (closing price – capital return announced by company × (1-withholding tax)) × A / B

New number of shares = old number of shares × B / A

Divisor: decreases

(8) Repurchase of shares / self-tender:

Adjusted price = ((price before tender × old number of shares) – (tender price × number of tendered shares)) / (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of tendered shares

Divisor: decreases

(9) Spin-off: Adjusted price = (closing price × A – price of spun-off shares × B) / A Divisor: decreases

(10) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every

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A share held. If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C × (1 + B / A)) / ((A + B) × ( 1 + C / A))

New number of shares = old number of shares × ((A + B) × (1 + C / A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C) /((A + C) × (1 + B / A))

New number of shares = old number of shares × ((A + C) × (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A

Divisor: increases

(11) Addition / deletion of a company: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.	(12) Free float and shares changes: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement

STOXX and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the STOXX® Europe 600 Banks Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities.

The securities are not sponsored, endorsed, sold or promoted by STOXX or its licensors. STOXX and its licensors have no relationship to CGMI or its affiliates, other than the licensing of the STOXX® Europe 600 Banks Index and the related trademarks for use in connection with the securities. STOXX and its licensors make no recommendation that any person invest in the securities or any other securities. STOXX and its licensors have no responsibility or liability for or make any decisions about the timing, amount or pricing of the securities. STOXX and its licensors do not consider the needs of Citigroup Inc. or its affiliates or the holders of the securities in determining, composing or calculating the STOXX® Europe 600 Banks Index or have any obligation to do so. STOXX and its licensors have no responsibility or liability for the administration, management or marketing of the securities.

STOXX and its licensors will not have any liability in connection with the securities. Specifically,

•	STOXX and its licensors do not make any warranty, express or implied and disclaim any and all warranty about (i) the results to be obtained by the securities, the owner of the securities or any other person in connection with the use of the STOXX® Europe 600 Banks Index and the data included in the STOXX® Europe 600 Banks Index; (ii) the accuracy or completeness of the STOXX® Europe 600 Banks Index and its data; or (iii) the merchantability and the fitness for a particular purpose or use of the STOXX® Europe 600 Banks Index and its data;

•	STOXX and its licensors will have no liability for any errors, omissions or interruptions in the STOXX® Europe 600 Banks Index or its data; and

•	Under no circumstances will STOXX or its licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its licensors knows that they might occur.

The licensing agreement between Citigroup Global Markets Inc. and STOXX is solely for their benefit and not for the benefit of the owners of the securities or any other third parties.

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Citigroup Global Markets Holdings Inc.

Information About the iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. The MSCI Emerging Markets Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

The iShares® MSCI Emerging Markets ETF is an investment portfolio managed by iShares®, Inc. BlackRock Fund Advisors is the investment adviser to the iShares® MSCI Emerging Markets ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the iShares® MSCI Emerging Markets ETF trade on the NYSE Arca under the ticker symbol “EEM.”

Please refer to the section “Fund Descriptions—iShares® MSCI Emerging Markets ETF” in the accompanying underlying supplement for additional information.

We have derived all information regarding the iShares® MSCI Emerging Markets ETF from publicly available information and have not independently verified any information regarding the iShares® MSCI Emerging Markets ETF. This pricing supplement relates only to the securities and not to the iShares® MSCI Emerging Markets ETF. We make no representation as to the performance of the iShares® MSCI Emerging Markets ETF over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the iShares® MSCI Emerging Markets ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the iShares® MSCI Emerging Markets ETF on January 7, 2019 was $39.78.

The graph below shows the closing value of the iShares® MSCI Emerging Markets ETF for each day such value was available from January 2, 2008 to January 7, 2019. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

iShares® MSCI Emerging Markets ETF – Historical Closing Values January 2, 2008 to January 7, 2019

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Citigroup Global Markets Holdings Inc.

Information About the SPDR® S&P® Oil & Gas Exploration & Production ETF

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the performance of publicly traded equity securities of companies included in the S&P® Oil & Gas Exploration & Production Select Industry Index®. The S&P® Oil & Gas Exploration & Production Select Industry Index® is a modified equal-weighted index that is designed to measure the performance of the following GICS® sub-industries within the S&P Total Market Index: integrated oil & gas, oil & gas exploration & mining and oil & gas refining & marketing.

The SPDR® S&P® Oil & Gas Exploration & Production ETF is managed by SsgA Fund Management Inc. (“SSgA FM”), an investment advisor to the SPDR® S&P® Oil & Gas Exploration & Production ETF, and the SPDR® Series Trust, a registered investment company. The SPDR® Series Trust consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration & Production ETF. Information provided to or filed with the SEC by The SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF trade on the NYSE Arca under the ticker symbol “XOP.”

Please refer to the sections “Fund Descriptions—The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement for additional information.

We have derived all information regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF from publicly available information and have not independently verified any information regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF. This pricing supplement relates only to the securities and not to the SPDR® S&P® Oil & Gas Exploration & Production ETF. We make no representation as to the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the SPDR® S&P® Oil & Gas Exploration & Production ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the SPDR® S&P® Oil & Gas Exploration & Production ETF on January 7, 2019 was $29.61.

The graph below shows the closing value of the SPDR® S&P® Oil & Gas Exploration & Production ETF for each day such value was available from January 2, 2008 to January 7, 2019. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

SPDR® S&P® Oil & Gas Exploration & Production ETF – Historical Closing Values January 2, 2008 to January 7, 2019

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United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying ETF shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on

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Citigroup Global Markets Holdings Inc.

gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will not receive any underwriting fee for any securities sold in this offering. However, CGMI and its affiliates may profit from expected hedging activity related to this offering. From these expected hedging profits, CGMI will pay selected dealers participating in the distribution of the securities a structuring fee of up to $4 for each security sold in this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with

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respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

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In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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